BMC

BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Web site www.bmcind.com

NEWS RELEASE

CONTACT:	BRADLEY D. CARLSON	(NYSE: BMM)
	(952) 851-6020	FOR IMMEDIATE RELEASE

VISION-EASE LENS, INC. FILES PATENT INFRINGEMENT
LAWSUIT AGAINST YOUNGER OPTICS

May 2, 2002 -- Minneapolis, Minnesota, USA -- BMC Industries, Inc. (NYSE: BMM) today reported that its Vision-Ease Lens, Inc. subsidiary ("Vision-Ease") has filed a patent infringement action against Younger Mfg. Co., operating under the name Younger Optics ("Younger"), in the United States Court for the District of Minnesota. Vision-Ease is seeking an injunction prohibiting manufacture, use, sale, or offer for sale of polycarbonate polarized lenses and an unspecified amount of damages.

Vision-Ease's suit states that Younger's polycarbonate polarizing lenses, including those marketed under the NuPolar® trademark, infringe on Vision-Ease's United States Patent No. 6,328,446 entitled "Production of Optical Elements" (the "446 Patent"). The '446 Patent is one of a portfolio of patents and pending patent applications covering claims to intellectual property in the molding of thermoplastic material with a functional film or layer. Vision-Ease's patents claim the practice of molding against film including manufacturing of polycarbonate polarizing lenses.

Vision-Ease has developed a leading position in the polarizing lens market and intends to grow the market through licensing of its patent portfolio and further enhancing its internal development and production of these products. The Company is currently engaged in licensing negotiations with other parties.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Forward-Looking Statements may be identified by the use of words such as "anticipates", "estimates", "expects", "forecasts", "projects", "intends", "plans", "predicts", and similar expressions. Forward-Looking Statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those projected, including, among others, the Optical Products group's ability to improve operating performance in film based and other products; BMC's ability to manage working capital and align costs with market conditions; the Company's ability to obtain license terms within its expectations; slowdown in sales growth of high-end lens products; rising raw material costs; Optical Products' ability to execute according to plan the consolidation of its Azusa, California operations into its Ramsey, Minnesota and Jakarta, Indonesia operations; competition with alternative technologies and products, including laser surgery for the correction of visual impairment; ability to source volume requirements of plastic lenses from third parties; ability to grow market share of polycarbonate products both domestically and abroad, including growth in European sales through the operation of processing laboratories; new product development, introduction and acceptance; the effect of regional or global economic slowdowns; the impact of domestic or global terrorism on consumer spending choices; adjustments to inventory valuations; liability and other claims asserted against BMC; negative foreign currency fluctuations; and ability to recruit and retain key personnel. Certain of these and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2001 and other documents filed and to be filed with the Securities and Exchange Commission.

BMC Industries, founded in 1907, is comprised of two business segments: Buckbee-Mears and Optical Products.

The Buckbee-Mears group, through its Mask Operations, is the only North American manufacturer of aperture masks. The Buckbee-Mears group, through its Micro-Technology Operations, is also a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances.

The Optical Products group, operating under the Vision-Ease trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses. Vision-Ease is a technology and market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is traded on the New York Stock Exchange under the ticker symbol "BMM." For more information about BMC Industries, Inc., visit the Company's Web site at www.bmcind.com.